Exhibit 99.1

GRANITE FALLS ENERGY, LLC 15045 HIGHWAY 23 SE • P.O. BOX 216 • GRANITE FALLS, MN • 56241-0216 PHONE: 320/564-3100 • FAX: 320/564-3190

December 17, 2010

Dear Member,

Granite Falls Energy, LLC (GFE) is a Limited Liability Company (LLC) taxed as a partnership, which means the income or loss of the company flows through to the individual owners of membership interests in proportion to their ownership interest. These amounts are reported to members on K-1 & KPI tax forms, which will be mailed the first half of February.  The portion of company income or loss reflected on your K-1 & KPI forms must be reported on your personal individual income tax returns.  Please remember that although our fiscal year ends October 31st, our tax reporting year ends December 31st.

Since we are aware that the income or loss reported to you could impact your tax planning and other financial decisions prior to year end, we are providing this ESTIMATE of company taxable income or loss for the calendar year ending December 31, 2010. This ESTIMATE is not a guarantee of future results; it is only our prediction and involves numerous assumptions, risks and uncertainties*. Our actual results may differ.

TAXABLE INCOME:

Based on our preliminary financial results, we anticipate you may have approximately $285 income per membership unit (full year owners) of taxable income reported to you on your K-1 & KPI forms for the 12-months ending December 31, 2010. If you owned your membership units, or a portion of them, for less than this entire calendar year, your share of company income or loss will be pro-rated to show the amount for the portion of the year that you owned the units. Your K-1 & KPI forms will reflect any pro-ration based on a change in your unit ownership.  Please note:  If you were unable to use the taxable loss that was passed through from GFE for the tax year 2008, you may be able to use it in 2010 to offset a portion of the current year income.  Please consult your individual tax advisor.

*The taxable income allocated to members via the K-1/KPI forms is not the same as any cash distributions that may be paid.

TAX CREDITS:

Your K-1 form will allocate to you your share of federal tax credits.  We estimate this to be approximately $48 per membership unit for the 12-months ending December 31, 2010.

We recommend you consult your tax advisor regarding this tax memo and any implications it may have on your individual tax and financial situation.

This ESTIMATE of taxable income/loss allocation does NOT represent the amount of the cash distribution you can expect.  We have capital requirements, operational expenses and loan covenants that limit the amount of cash that will be available for distribution to members.

Sincerely,

Stacie Schuler

Chief Financial Officer

* This memo contains forward-looking statements that involve future events, our future performance and our expected future operations and actions.  In some cases you can identify forward-looking statements by the use of words such as “may,” “should,” “anticipate,” “believe,” “expect,” “will,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions.  These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the following factors identified in our quarterly reports.

We are not under any duty to update the forward-looking statements contained in this memo.  We cannot guarantee future results, levels of activity, performance or achievements.  We caution you not to put undue reliance on any forward looking statements, which speak only as of the date of this memo. We qualify all of our forward-looking statements by these cautionary statements.